Exhibit 99.1
PROS Holdings Inc.
Transcript of Investor Teleconference
November 4, 2010
Operator
Good day, ladies and gentlemen, and welcome to the Third Quarter 2010 PROS Holdings, Inc. Earnings Conference Call. My name is Keesha, and I’ll be your operator for today.
At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session.
(Operator Instructions)
As a reminder, this conference is being recorded for replay purposes. I would now like to hand the conference over to Mr. Charlie Murphy, Executive Vice President and CFO. Please proceed.
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
Thank you, operator.
Good afternoon, everyone, and thank you for joining us today for the PROS Holdings financial results conference call for the third quarter of 2010. This is Charlie Murphy, the Executive Vice President and Chief Financial Officer of PROS. Joining me on today’s call is Bert Winemiller, PROS Chairman and Chief Executive Officer.
In today’s conference call, Bert will provide a commentary on the highlights for the third quarter of 2010, and then I will provide the review of the financial results and our outlook before we open up the call to questions.
Before beginning, we must caution you that today’s remarks in this discussion, including statements made during the question-and-answer session, contain forward-looking statements. These statements are subject to numerous and important factors, risks, and uncertainties which could cause actual results to differ from the results implied by these or other forward-looking statements.
Also, these statements are based solely on the present information and are subject to risks and uncertainties that can cause actual results to differ materially from those projected in the forward-looking statements. Please refer to our Form 10Q, Form 10K, and other filings with the SEC and the risk factors contained therein. Also, please note that a replay of today’s webcast will be available in the “Investor Relations” section of our website at www.prospricing.com.
I would also like to point out that the Company’s use of non-GAAP financial measures is explained in today’s earnings press release, and a full reconciliation between each non-GAAP measure and the most directly comparable GAAP measure is provided in the tables accompanying the press release distributed earlier today and can also be found on our website in the Investor Relations section.
With that, I’d like to turn the call over to Bert.

Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Thank you, Charlie, and to those of you listening to our call.
We continue to make great progress on our strategic initiatives that are positioning us to capitalize on the large long-term market opportunity for our high return on investment enterprise pricing and margin optimization software products.
We’re very pleased with our financial performance in the third quarter of 2010. This performance is a clear indication of the recognition of the power of pricing and PROS ability to deliver high-value software products.
The following are our non-GAAP results. For the third quarter, we are reporting revenue of $18.8 million. In addition to exceeding the high end of our revenue guidance, this was our fourth quarter of sequential revenue growth and also represented double-digit year-over-year revenue growth. Operating income was $2.4 million for the third quarter, which also exceeded the high end of our guidance, while we continued to make strategic investments.
Sales activity continues to increase, and we are pleased that awareness of the power of PROS science-based pricing and margin optimization software continues to reach a growing audience. During the third quarter, we continued to invest in R&D, sales and marketing, and our pricing partner ecosystem. We also delivered another release of our Pricing Solution Suite of Products and have certified more of our system integration partners and increased their involvement in active implementation projects.
Expanding our partnering program, while increasing our costs in the near term, provides both greater visibility for the power of pricing software and greater worldwide scalability for customer implementations. PROS focus on delivering industry leading pricing and margin optimization software solutions with fast time to value, high return on investment, and low total cost of ownership for our customers is increasingly helping us to win new business as the buying process of our market matures.
We also continue to grow our strong customer relationships, which are demonstrated by follow-on sales to our existing customers and our strong maintenance renewal rates. As many companies have exhausted cost reduction initiatives, such as layoffs and plant closures, we believe companies are increasingly recognizing the power of pricing and margin optimization software as a new profit lever. The third quarter results indicate that PROS is in a strong position to capitalize on the future market opportunity for pricing software.
PROS is a global company with revenue diversified across geographies and our target industry sectors. Revenue that came from outside the United States represented 57% of the third quarter 2010 revenue, and 51% of our third quarter license and implementation revenue came from our target industry sectors of manufacturing, distribution, and services.
We continue to invest in people, product, and best-practice processes to drive our science and product innovation and to increase our competitive advantage, as demonstrated by our R&D expense, which was 26% of revenue for the third quarter 2010. Our investment in R&D is focused on improving our product suite’s scalability and integration with other enterprise systems, enhancing our industry-specific solutions to shorten time to value for our customers, and decreasing time to market for product enhancements, a powerful capability.
Awareness of the power of pricing continues to increase. We have a growing number of PROS customers that are sharing their success stories in public forums, such as the PROS and Professional Pricing Society webinars and summits, press releases, and industry articles. Our Pricing Excellence Summit agendas are full of PROS customer speakers and third-party presenters, such as Gardner, AMR, and Deloitte. PROS Pricing Executive Summits help enable executives to explore profit and optimization opportunities, as well as develop strategies to implement pricing software to help grow their margins in any pricing environment. Attendees gain insight into strategy, tactics, science, technology, and pricing best practices to make more strategic pricing decisions.

These events underscore continued interest in pricing excellence, with total attendance at our summits more than doubling over last year. Leading strategic consultants, the Professional Pricing Society speakers, leading pricing practitioners, as well as the Wall Street Journal have recently published articles, white papers, and planned presentations focused on the power of and the need for a new approach to pricing. Pricing Excellence is a journey. It’s not a one-time purchase. And success requires proper alignment and commitment of people, best-practice processes, and PROS software.
Recently, PROS hosted our 16th Annual Revenue Management Conference in Paris, France. The PROS Annual Conference was the largest ever with over 200 attendees from over 75 companies. These conferences routinely feature a rich and diverse set of topics for revenue management directors, vice presidents, and practitioners. The PROS Annual Conference is a practical forum for RM professionals to meet and discuss the challenges, solutions, and future of revenue management. Presentations at our recent conference included “The 5th Generation of Airline Revenue Management Systems,” “Introducing Hybrid Optimization,” and “Dynamic Pricing and Innovative Distribution Models.”
PROS experience solving the most demanding and time constrained pricing problems for airlines is being applied across many other industries. PROS Real-Time Dynamic Pricing product uniquely identifies and evaluates each customer request and determines the optimal price based on revenue management and business strategies. PROS evaluates and differentiates the value of customers in real time using a sophisticated pricing segmentation model. The solution is a science-based customer segmentation process that enables pricing strategies to maximize profits in 200 milliseconds or less. Real-time optimized pricing and market strategies with the ability to differentiate customers by market and distribution channel, and to provide immediate responses to changing market conditions is a very powerful solution that applies to many industries.
We believe the pricing and margin optimization market is developing and PROS is making good progress in educating the marketplace on how price and margin optimization software vendors should be compared. We believe there are four measures by which all vendors should be judged, which determine time to value, total cost of ownership, and the magnitude of the return on investment realized.
First, Completeness of Solution. This includes configuration technology, product suite integration, performance and scalability, database requirements, and integration with ERP, CRM, SCM, and BI applications among others.
Second, Depth of Embedded Science includes segmentation, prescriptive analytics, real-time price setting, willingness to pay optimization, and channel, promotion, supply and product life cycle optimization.
Third, Commitment to Customer Success means a partner that has the proven implementation track record with cross-industry professional services expertise and industry-specific solution sets that accelerate project success and provide early and long-term, demonstrable return on investment.
Fourth, Experience and Financial Stability determines a vendor’s ability to commit to long-term partnerships. A strong balance sheet allows vendors to invest in R&D, provide multiple product releases per year, and creates a culture of partnering for shared success.
We believe companies need world-class pricing solutions that can be widely used throughout their organizations and can be installed and maintained through configuration instead of custom coding. We’re delighted to raise the bar even higher on what customers can expect in terms of ROI, time to value, and total cost of ownership. Our recent Pricing Solution Suite release delivers new and upgraded capabilities that further increase our customers’ profitability and accelerate their time to value. For example, users are now able to make changes quickly and easily through the PROS user interface and have increased competitive agility as we have further enhanced the capability for our customers to predict and anticipate competitor pricing moves, resulting in more accurate, targeted price setting. This release also supports faster pricing updates across a customer’s entire enterprise as they have the ability to automatically update price changes quickly and easily.
On the customer front, we are pleased that a global leader in the chemicals manufacturing industry has decided to move forward with their fourth licensing and implementation engagement with PROS as they are rolling out

Scientific Analytics, Price Optimizer, and Deal Optimizer for additional divisions. Also, a leading North American coated paper manufacturer will roll out Deal Optimizer to complement their existing implementations of Scientific Analytics and Price Optimizer. They will use Deal Optimizer to improve profitability by enabling sales representatives to make better pricing decisions. This customer’s decision to quickly proceed with Deal Optimizer implementation highlights not only the effectiveness of our proven implementation methodology and our professional services team, but also the value our products bring to all levels of an organization. This customer’s CEO has his own favorites saved in Scientific Analytics and is a regular user of the application.
Lastly, as recent press release highlighted, Navistar Parts selected PROS to help support its profitable growth initiatives and to improve operating ease and speed for their dealer network. PROS superior pricing optimization, ease of use, global scalability, and industry expertise were key factors in their decision. The PROS solution will enable Navistar, like many other B-to-B manufacturers and distributors, to realize significant value by improving the accuracy and effectiveness of price setting to drive revenue, margins, and market share, improve agility and customer satisfaction through streamlined pricing processes, and improve sales, marketing, product, and pricing decisions to accomplish strategic goals.
As we celebrate PROS 25th anniversary this year, we are reflecting on our past success, and we are reviewing our progress towards our strategic goals. PROS strategic goal is to be a world-class leading provider of enterprise application pricing and margin optimization software products. We want to be world-class when compared to the very best major software vendors in all areas of our business. We want to be the recognized leader and best vendor in our specific target markets. We want many departments across the customers’ enterprise to realize value from our software products.
PROS common code platform has a proven scalability and facilitates high performance transaction processing, allowing us to support enterprise-wide global deployments for our manufacturing, distribution and services customers. We believe this product approach is the only one that facilitates fast time to market for new features and functionality, realization of fast and high return on investment for customers across a number of unique industries with low overall total cost of ownership.
We are confident that our common code platform approach is the right one and has paid dividends for us and our customers in the form of shorter implementation timelines with fast ROI and continuous enhancement of our Pricing Solutions Suite of products, constantly keeping in sync with the dynamics of the marketplace. Our mid-90% maintenance renewal rates and the fact that 100% of our Pricing Solution Suite customers upgraded to one of the three major new releases we made available in 2009 are testament to this being the right approach.
We are particularly pleased as we celebrate our 25th anniversary that our two founders are still active in the company and that our first two employees and our first two customers are still with PROS. This represents PROS commitment to long-term partnerships and shared success.
In summary, while we enjoyed a period of strong revenue growth between 2005 and 2008 with 31%, 35%, and 22% year-over-year revenue growth respectively, our strong balance sheet allowed us to weather the macroeconomic storm and recession of late 2008, 2009, and early 2010 when capital expenditure budgets were frozen, which made a very difficult selling environment. We sacrificed short-term operating income performance as we made a strategic decision not to have layoffs or to cut back on strategic investments. We made product and customer success investments to continue to increase our competitive advantages. We believe this strategy is working. We are a stronger company today because of this strategy.
We continue our high levels of R&D and sales and marketing investments to add new high value features and functionality to our product suite, improve implementation automation, and effectiveness, and to drive awareness in the pricing and margin optimization marketplace.
We are pleased with our non-GAAP operating income and EPS for the third quarter and that our revenue continues to increase sequentially. This is the achievement of the result of the hard work of the smart, dedicated people at PROS doing great things to bring pricing excellence and high value to our customers. With our market leadership position, we believe PROS will be the pricing partner that companies select to help them set and execute optimal pricing strategies using science-based software products.
Now let me turn the call over to Charlie so that he can provide you with a review of our financial results and our outlook for the fourth quarter of 2010. Thank you.
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
Thanks, Bert.
PROS had a solid third quarter. I will begin with a review of our financial results for the quarter ended September 30, 2010. Then I will provide some commentary on the balance sheet and cash flow before providing financial guidance for the fourth quarter of 2010.
I will be discussing our financial results on a non-GAAP basis. Our earnings press release includes a full GAAP to non-GAAP reconciliation, which can be found on our website in the “Investor Relations” section.
As Bert stated, we are pleased with our performance in the third quarter, as non-GAAP revenue of $18.8 million exceeded the high end of our revenue guidance. Third quarter revenue was also an increase over second quarter revenue of $17.8 million, representing our fourth quarter in a row of sequential revenue growth. We are also pleased that revenue increased 14% as compared to the third quarter of 2009.
Non-GAAP operating margins were 12.8%, and non-GAAP earnings per share of $0.06 exceeded the high end of the revenue range, which was $0.04 to $0.05 per share. In addition, we continue to have a strong balance sheet with cash at $53.1 million, no debt, and a solid working capital position.
License and implementation fees are bundled together, and the revenue is generally recognized on a percentage of completion basis over the implementation period, which along with the number of active implementations in a given quarter and our historically high maintenance renewal rate, gives us good visibility into near-term revenue. We are pleased that our maintenance renewal rate continues to be in the mid-90% range.
Our total revenue continues to be diversified geographically and spread across our five target industry sectors. For the quarter, international revenue was approximately 57%. While the number of deals in any quarter continues to vary, we are pleased with our sales performance this year, with an increase in both absolute number and total value of license deals compared to last year.
On a non-GAAP basis, gross profit was $13.6 million for the third quarter, yielding gross margins of 72.4%. As we have indicated in the past, license and implementation gross margins may vary from period to period depending on factors such as the amount and cost of implementation services required to deploy our products relative to the total contract value.
We are investing in our partnering program which includes systems integrators that will enable us to scale and to position us to capture longer-term market opportunities. For the third quarter, the increased costs associated with our partnering program had approximately a two-percentage point incremental impact on our license and implementation gross margins, which was anticipated. In the fourth quarter of 2010, we expect these partnering programs to have a two to three percentage point impact on license and implementation gross margins.
Total non-GAAP operating expenses were $11.2 million, an increase of $1.3 million from a year ago, with the increase principally in sales and marketing expenses of $1.1 million. R&D expense as a percentage of revenue continues in the mid to upper 20% range and was approximately 26% in the third quarter. Our spending in sales and marketing and R&D is consistent with our planned strategic initiatives to continue to invest for long-term growth in what we believe is a large emerging market opportunity.

Non-GAAP operating income was $2.4 million for the quarter with non-GAAP operating margins of 12.8%, which exceeded the high end of our guidance. This compares to third quarter of 2009 operating income of $2.6 million and operating margins of 15.5%, with the year-over-year decrease resulting from planned investments in our long-term growth and other costs.
Non-GAAP net income was $1.5 million for the quarter, compared to net income of $1.9 million for the third quarter of 2009. Our non-GAAP earnings per share was $0.06, which exceeded the high end of our guidance for the quarter.
The GAAP results for the quarter include the impact of the previously announced litigation settlement in the third quarter. The settlement resulted in a pre-tax charge to operating income of $5.1 million. Of this amount, $3.1 million was a reduction of revenue, and $2 million was an expense. In addition, we incurred approximately $1.1 million in stock-based compensation expense during the quarter. As a result, GAAP revenue in the third quarter was $15.7 million and our GAAP loss from operations was $3.8 million. GAAP net loss in the quarter was $2.4 million, a $0.09 loss per share, which was better than our anticipated guided range of $0.13 to $0.14 loss per share. The lower loss per share was the result of lower stock-based compensation expense, higher revenue, and lower litigation expenses. This compares to net income of $800,000, or $0.03 per share in the third quarter of 2009.
We had a GAAP tax benefit of approximately 36% in the third quarter compared to a tax expense of approximately 29% in the third quarter of 2009. The 2009 tax rate included the benefit of a research and experimentation tax credit. The 36% tax benefit in the third quarter of 2010 resulted from GAAP losses in the quarter. Our GAAP tax rate for 2010 can be highly variable given the relationship of GAAP income or loss to our Federal tax expense or benefit and state and foreign tax expense. Our non-GAAP tax rate for the quarter was approximately 38%.
Now moving to key balance sheet items. Cash and equivalents were $53.1 million at the end of the quarter, which includes the impact of an $11 million reduction for the litigation costs. Total deferred revenue at the end of the quarter was $22.9 million, an increase of approximately $6.4 million from the beginning of the year. Deferred revenue is not tied to total contract value, and therefore is not a meaningful forward indicator of financial performance.
We had positive cash flow from operations for the quarter of $3.5 million, excluding litigation. Trade accounts receivable at the end of the quarter was $17.1 million, down from $18.7 million at the second quarter 2010. Trade accounts receivables days sales outstanding were approximately 63 days, which is in line with our historical average. Cash flow, accounts receivable balances, and deferred revenue can vary in a quarter based on, among other things, the timing of collections and invoicing of milestone billings under our contracts. Head count at the end of the quarter was 388, compared to 391 at the end of June.
Before I turn to our guidance for the fourth quarter, let me provide you with some additional information. While we expect our past history of variability in sales from period to period will continue, we are pleased with our sales activity for the year-to-date period. Interest levels in our pricing and revenue optimization solutions remain very high, and we continue to benefit from our diversification across many industries and geographies.
We continue to make investments in product, sales and marketing initiatives, and our partnering program that we believe are important to position us to capture longer-term market opportunities. We plan on resuming performance-based compensation increases in the fourth quarter for the first time in nearly two years, which will contribute to an increase in overall expenses.
We continue to believe making strategic investments in our future growth is the right thing to do, and this strategy continues to guide management decisions. We believe these planned investments will help drive organic revenue growth. At the same time, our long-term growth could also be supported by acquisitions, considering our strong cash position and no debt. While we have no specific activity to announce at this time, we have and will consider acquisitions that support our long-term objectives.
With that backdrop, let me turn to our outlook. For the fourth quarter, we are anticipating another quarter of revenue growth, and another quarter of growth in license and implementation revenue, with total revenue in the range of

$19.6 million to $20 million, compared to non-GAAP revenue of $18.8 million in the third quarter. At the midpoint of our guidance, the revenue increase over last year’s fourth quarter revenue of $16.9 million would be approximately 17%.
Estimated total expenses assumed in the fourth quarter guidance is approximately $17.3 million to $17.4 million. Our expectation is that non-GAAP operating margins will be between 11% to 13%, which is consistent with our operating goals of investing for growth while maintaining a healthy level of profitability.
Therefore, we are projecting non-GAAP operating income of $2.2 million to $2.6 million, and we are anticipating non-GAAP earnings per share of $0.05 to $0.06, based on an estimated weighted average of $26.9 million shares outstanding and an estimated non-GAAP tax rate of 37%, assuming the research and experimentation credit is not reinstated retroactive to January 1, 2010. Should the research and experimentation credit be reinstated, our estimated non-GAAP tax rate would be approximately 31%.
The company is projecting GAAP operating income of $700,000 to $1.1 million and a GAAP net earnings per share of $0.02 to $0.03 using a tax rate of 28%. Non-GAAP operating income and net income for the fourth quarter excludes estimated non-cash stock-based compensation expense of approximately $1.5 million.
We are pleased to see a return to revenue growth in 2010 with double-digit growth anticipated for the last two quarters of the year. We expect to enter 2011 having achieved a good increase in sales in 2010 over 2009. We are optimistic about the opportunity for improving revenue growth and the ability to continue to invest for what we believe is an attractive long-term growth opportunity.
We will provide specific commentary relative to our first quarter 2011 expectations when we get together on our next call. However, I would like to provide some reminders to analysts as they build their models in the meantime.
First, expenses traditionally go up in the first quarter relative to the fourth quarter due to increases in employee-related expenses such as Social Security taxes and vacation expense. These costs have increased in the first quarter compared with the fourth quarter in prior years and will do so again in 2011. We estimate the increase next quarter to be approximately $1.3 million for these costs over the fourth quarter of 2010.
For 2011, we will also have the cost of performance-based compensation increases that started in November of this year for the full first quarter and year next year, and we are planning on adding additional personnel between now and the end of the first quarter.
While we expect revenue to increase on a sequential basis in the first quarter, we believe that overall expenses will increase faster, resulting in a sequential decrease in margins. We will provide additional details during our fourth quarter earnings call.
With that, let me turn the call back to the operator so that we can take your questions.
QUESTION AND ANSWER
Operator
(Operator Instructions)
Your first question comes from the line of Chad Bennett with Northland Capital Markets. Please proceed.

Ian Kell — Northland Capital — Analyst
Hey, guys, this is actually Ian sitting in for Chad today. First of all, nice quarter obviously. The $3.1 million, did that all come out of L&I revenue?
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
No, that was actually split — $2.8 million came out of L&I, $300,000 came out of maintenance.
Ian Kell — Northland Capital — Analyst
Okay. Thanks for that. And then obviously, with regards to your pipeline right now, how does it look versus — with new customers versus current customers, and really is it getting any easier yet out there for you?
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Sales cycles are still long, Ian. It’s a high ASP. It takes a real commitment. It’s people, best practices, PROS software all working together to get that incredibly high return on investment. We have seen a lot more sales activity, a lot more attendance at our conferences and webinars. That gives us confidence about moving forward.
But I wouldn’t say that selling is easier or the sales cycles are shorter. But we are seeing an increase in activity early that we think is a good indicator of the big market opportunity that we believe is out ahead of us.
Ian Kell — Northland Capital — Analyst
Sure. Any way you could break down what — in terms of L&I revenue again, what new customers versus existing customers would be in the quarter?
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
Yes, this is Charlie, Ian. Yes, historically, you can’t look at it in a one-quarter period. But historically, the company has done between 30% and 40% sell back ins, 60% new. I think we commented previously during the heavy days of the recession 2009 — it shifted more to 50%-50%, because it was easier to sell-in than it was to get new customer acquisition.
We’re seeing it still a good mix this year of customers — new customers as well as sell-in. It’s probably getting back to that 30% - 40% existing customers moving towards the 60% new customers. We’re not quite there yet. But that’s the direction things seem to be moving in.
Ian Kell — Northland Capital — Analyst
Okay, all right, good. And then, as it relates to partner activity, thanks for the color on how that hit margins here in the quarter. I think that’s the first time you’ve given that kind of color. Can you give any — can you talk about number of projects they’re working on or just what they did for you in the quarter and just a little color there?

Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Yes, about a third of our projects that — now we have partners that are actively involved. We would consider it a big success in 2010. We set our expectations low. This is the first time we’ve had a partnering program. We have exceeded our goals on number of consultants that have been certified.
So we’re in the early stages, but it looks promising. And we think that long-term for worldwide global deployments, having third-party partners that can help us with implementation is going to be a really key strategic capability for us.
Ian Kell — Northland Capital — Analyst
Yes. All right, great. Nice quarter, guys.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Thanks, Ian.
Ian Kell — Northland Capital — Analyst
Thanks for the time.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Take care.
Operator
Your next question comes from the line of Thomas Ernst with Deutsche Bank. Please proceed.
Nandan Amladi — Deutsche Bank — Analyst
Hi, and good afternoon. I’m Nandan Amladi on behalf of Tom. Just a couple of questions, actually one around the system integration partnerships. Are you seeing — I know you made a lot of investments over the last couple of quarters in the SI partnerships. Are there certain verticals or certain geographies that are showing early signs of progress?
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
No. I mean, there’s no industry-specific adoption. It’s across the board, which is a good thing.
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
Yes, it’s still predominantly the — North America and Europe, if that helps you in the geography.

Nandan Amladi — Deutsche Bank — Analyst
Okay, and given that the majority of revenue comes from overseas, with the macroeconomic situation in Europe still relatively soft and Japan pretty soft, too, are you seeing any early signs of recovery in any particular region or, again any particular vertical?
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Germany’s got the lowest unemployment it’s had in 20 years, so they’re not exactly suffering. I just got back from Europe, but — no, our business — We’re not seeing the balance between North America and Europe. As you know, we’ve had a European presence for a number of years. In our airline business, we’re truly global. We’ve got customers all over the world. We’re not experiencing any particular geographic differentiation in terms of demand.
Nandan Amladi — Deutsche Bank — Analyst
Okay. And the last question on the airline sector here in the U.S., I know the U.S. has not been a big market for you airline-wise. But has the recent consolidation been a positive or negative or no change for you with the Delta-Northwest and now United and Continental.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
It’s really no effect. Our contracts are structured in a way that it really doesn’t have much of an impact on us. The — obviously — We just came back from our annual conference, and the leading airlines from all over the world were there.
Interestingly enough, neither ones — neither of the ones you just mentioned attended. They’re just trying — they’re struggling, trying to figure out how to solve their problems. We’re really in the growth part of that industry, which are the international carriers, the carriers that are buying A380s, the innovators in that market. And our airline business has been very solid, and we’re very pleased with it.
Nandan Amladi — Deutsche Bank — Analyst
Okay. Thank you, that’s all for me.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Okay, thank you, Nandan.
Operator
Your next question comes from the line of John DiFucci with J.P. Morgan. Please proceed.
John DiFucci — JP Morgan — Analyst
Thank you. Hey, Bert and Charlie, how are you?

Charles Murphy — PROS Holdings, Inc. — EVP and CFO
Good, John, how are you?
John DiFucci — JP Morgan — Analyst
Hey, a couple of questions. You know, you look at the numbers, and now you’re coming up in the fourth quarter especially against easier comps, but at the same time, you are seeing more growth on the license and implementation line, which I know sort of looks a little bit backwards for you guys.
But even looking at some of the lines that are — that on the — let’s say the balance sheet, even prepaid expenses were up, been trending up a little bit. Those, to me, indicate perhaps there’s — the pipeline is getting a little bit better, the pipeline for revenue I mean, which means the current business.
And also, returning to performance-based comp in the fourth quarter it’s also, I think, it’s a good sign, from where we sit anyway. Can you — are things getting at least a little bit better here? Is it — it sounds like you’ve been saying for several quarters now that you’ve gotten some pretty good indications as far as activity, but are — is some of that activity turning into real business at this point?
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Yes. That’s the reason our guidance is up. Absolutely.
John DiFucci — JP Morgan — Analyst
Okay, so it’s actually a little bit better as far as the business itself than it’s been.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Absolutely.
John DiFucci — JP Morgan — Analyst
Okay, great. The second question, Charlie, I just want to be clear on one thing on that Harrah’s payment, that $9 million. Is that, as far as your cash payments, that’s all gone. Is that correct?
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
That’s correct. Yes, there’s no more cost, no more cash, no more expense at all expected from that. It was all cleaned up in the third quarter.
John DiFucci — JP Morgan — Analyst
Okay, great. Thanks a lot, guys.

Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Thank you, John.
Operator
Your next question comes from the line of Nabil Elsheshai with Pacific Crest. Please proceed.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Hey, I thought it was “Nabil.” Did you change your name?
Nabil Elsheshai — Pacific Crest — Analyst
You told them to do that, didn’t you?
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
I did, after what you did to me.
Nabil Elsheshai — Pacific Crest — Analyst
Yes, exactly. I deserve it. Thanks for taking my questions.
Let’s start with the acquisition comment there. I think that — that’s the first time I remember you guys talking about acquisitions a little more aggressively as a growth — potential growth engine. Is there any additional color? How do you look at those in terms of — are you looking for smaller technology (inaudible)? Are you looking for vertical expertise. services? And then, what kind of constraints would you put around it in terms of potential dilution?
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Yes, absolutely. That’s a great question. We stated earlier in the year, we’re open for business. Somehow, you know, it was perceived that in 2009 that we weren’t interested. We are interested.
Obviously, there’s two — when we look at it strategically and we look at the quadrants of opportunity, we do look at product extensions. The product extension always has a mutual opportunity. Can you sell into that product’s customer base? Can you sell the new product back into your customer base? So we’ve looked at a few of those. Not too seriously, but obviously we’re open to that where it’s complementary and it could add value in our overall solution suite into our customer base.
And the other one obviously is where your acquisition is virtually a redundant product, but you’re buying a customer base, and then we would integrate the best of the products into a single solution, and then migrate the customer base.
So we, I would say over the last 12 months, we’ve looked at both of those kinds of opportunities. We haven’t seen anything so far that was compelling, but we’re definitely open for business. And we’re open for both types.

On your dilution question, you know Charlie. You know Bert. We’re not particularly interested in getting involved with something that’s got some big bang accretive opportunity way out in the future. That’s just not the way we do business.
Nabil Elsheshai — Pacific Crest — Analyst
Okay, fair enough. And then just a follow-up on some of the partner questions. You outlined that the margin impact this year. Would you expect to see that same level of investment continue next year, or would it taper off or be offset by opportunities those guys might bring to you?
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
Yes, it’s probably a little too early to comment on the — whether it’s going to be offset, but the answer as far as is it going to increase, and the answer is yes. And with the —
Nabil Elsheshai — Pacific Crest — Analyst
Okay.
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
As Bert said, this is still early stage for us. We’re pleased with the progress we’ve made this year, and it’s a program we started, really kicked it off in the — we started it early, but it actually kicked it off with a little expense in the second quarter, some more expense in the third. We’ll have more expense in the fourth.
So we expect, yes, more expense next year, but still early stage. We’re not looking for a lot to come back our way in the near term.
Nabil Elsheshai — Pacific Crest — Analyst
Okay, cool. And then, you guys are obviously a big-ticket item. Presumably your clients are going through budgeting process now. And so what are you hearing from them in terms of putting into their budget plans doing something like this? Is that — what kind of qualitative or quantitative color can you give us as far as what you’re hearing as they go through their budgeting process?
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
We’re particularly pleased with the early indicators. There’s a major global petroleum company that is this year and next year is having their all-time lowest capital expenditure budget, and guess what? We’re in it, and we’re part of it. So we don’t believe that companies have significantly opened up their capital expenditures, at least we don’t see it in the customers that we do business with.
So what we see is a reduced capital expenditure budget, but the compelling return on investment of our software products allows us to be part of that reduced budget. And clearly, during the recession times of 2009, 2010, as Charlie said, we were able very successfully to sell back into our customer base because they had already seen the return on investment, and they found a way to include us in the budget.
The other factor is in — Nabil, you’ve said this, and we’ve had investors say this, is from an overall macro standpoint, you can only cut costs, you can only lay off people so much. Sooner or later, you’re going have to look at the demand side of your value chain. You’re going to have to look at revenue. You’ve got to look at your customers. You have to segment your markets. You have to scientific price guidance.
And we think that there’s a very real possibility that our target customers are going to realize, you know, over the next year or two that they ought to be paying attention to science-based price optimization as a significant profit lever for their business.
Now that isn’t going to open the floodgates, but it’s a macroeconomic trend while we have the micro of the partner ecosystem developing as well. And we believe both of those have positive momentum. They’re headed in a good direction, and we think they complement each other, and it creates a network viral effect and an awareness for the power of pricing software. And we think it’s all good for us.
Nabil Elsheshai — Pacific Crest — Analyst
Okay, great. And then last question real quick. Any change in the competitive environment, either from some of the smaller guys or from the large cap software guys?
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
No.
Nabil Elsheshai — Pacific Crest — Analyst
All right. Thank you guys for taking my questions.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Nabil, thank you. It’s always good to talk to you.
Nabil Elsheshai — Pacific Crest — Analyst
All right.
Operator
Your next question comes from the line of Ross MacMillan with Jefferies. Please proceed.
Ross MacMillan — Jefferies & Co — Analyst
Thanks. Hey, Bert. Hey, Charlie.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Hey, Ross.

Charles Murphy — PROS Holdings, Inc. — EVP and CFO
Hey, Ross.
Ross MacMillan — Jefferies & Co — Analyst
I missed a little bit of the call. I was just curious. You’re obviously seeing a nice improvement in the rate of growth on your license and implementation revenues, and you’re starting to move back into year-over-year growth.
If I — I know you’re not giving bookings, but if I could think about order entry or bookings, or whatever metric that we don’t see behind the covers, is that growing at a faster rate than that at which the revenues are? In other words, is the kind of economic value, if you will, of what’s flowing into PROS moving at a higher growth rate than revenues at this point?
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
Yes, I guess — I don’t want — we probably don’t want to be talking about the bookings growth rates. We did say we were pleased with our sales activity so far year-to-date this year and that the sales activity is driving both an increase in the number, and increase in the license dollars this year. So we’re pleased with that. I think we’d like to stay away from anything specific relative to bookings.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
I think, Ross, the other thing is you know that our revenue lags our bookings.
Ross MacMillan — Jefferies & Co — Analyst
Yes.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Revenue is on a percent completion. So when you see this kind of revenue uptick in the third quarter, obviously that represents that our bookings have improved. And when you see the guidance we’ve got for the fourth quarter, that’s another validating factor. But we still believe that at the macro level and the micro level that there’s just too much compelling value proposition here for this continue to operate the way we operated in 2009 and 2010.
It’s certainly too early to talk about 2011. We’re going to be talking about that in February. Also you know at the end of the year, like we did last year, we’ll report our backlog, so you’ll get a good indicator of where we’re ending up the year, but I think what you do is you take what we’ve actually achieved in the third quarter, what we’re saying about in the fourth quarter, and you know our revenue recognition model. And obviously you can answer the question of the bookings must be up. And we’re obviously pleased with where we are, and if we didn’t have a lot of confidence, we wouldn’t be giving the kind of guidance for the fourth quarter that we’re giving.

Ross MacMillan — Jefferies & Co — Analyst
The other question I had was just I understand that there are some pressures on margins near term as you, A, ramp the third party services, and B, as you also just have some normalization of employee-based costs. But, you know, the business once had a 25%-plus operating margin. And I guess just at a high level, I assume that there’s nothing structurally that could inhibit PROS from getting back to those sorts of levels. I’d be curious for some color.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
The answer is yes. There is absolutely no structural change in our business model. We’ve been at 75% gross margins and 25% operating margins, and the revenue’s been down. Times have been tough. And we made a decision to eat into our operating margin because we thought strategically it was the right thing to do. But there absolutely is nothing that structurally is changed in our business model or the way we’re approaching our business that prevents us from, at some time, long-term goal, that we’d be back to those kind of numbers.
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
Yes, I think you’re right. It would be a long-term objective as opposed to something we’re thinking about next year.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Oh, absolutely.
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
Yes, and the one change we do have which we’ve been commenting on, of course, is the use of the SIs and such. That does have a negative impact on margins. So, we’ll have to overcome that some way, but we can get back to a good level of operating income.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
I think you’ve got to say clearly 2009 and 2010 are investing years, and we’re clearly communicating that we are going to continue to invest.
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
To invest, right.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
We’re not going to be pennywise, pound-foolish here.
Ross MacMillan — Jefferies & Co — Analyst
And then, Charlie, if you could just remind me, I don’t think it’s a big deal. But was FX any material impact on revenues this quarter?

Charlie Murphy. No, it hasn’t been, Ross. No. What we’ll do is if it’s over $100,000, we’ll disclose it. Just haven’t, we haven’t had a reason to disclose it for a number of quarters. So —
Ross MacMillan — Jefferies & Co — Analyst
Okay, and I just have one on the partner side as you ramp the use of systems integrators. Just from a customer perspective, do you think that the — I mean, it really comes down to billing rates, but does the use of third-party SIs create some economic advantage for the customer, or is it really just more that it’s allowing your breadth and scope to support implementations to be all the greater? I guess, you know, I’m trying to think of from a customer perspective whether working with an SI has got some advantage.
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
I would say no. No, if anything, it’s a — obviously we take a margin hit by working with third parties, but it’s really about the scalability for PROS as we go forward. It’s about reference ability. It’s about expanding our ecosystem so that we are the partner of choice when it comes to third parties making references for us and wanting to work with us, and it helps to validate the power of our product. If we can have third parties start to deploy our products, that’s very, very powerful. I mean, it just validates that these are real products. They’re not custom applications.
Now we’ve just started. They’re not — they haven’t moved up far in the food chain yet. They’re just starting as far as being able to get involved in implementations. Future state, we could see a point where they’re involved in maybe 80% of the implementation efforts. And we keep perhaps 20%.
Ross MacMillan — Jefferies & Co — Analyst
Yes, makes sense.
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
Consulting side, they do all the plumbing, which is great for them and good for us.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
I think, Ross, it was — we’ve communicated this in the past. We believe there’s a big market opportunity. We don’t know when there’s going to be an accelerated inflection point in terms of demand, but we’re not going to miss it when it does happen.
We’re not going to be organically constrained or put a governor on our growth because we haven’t embraced third parties, both technology third parties, system integrator third parties, consultant third parties, that we can leverage in order to get a much higher market share from a product standpoint.
Ross MacMillan — Jefferies & Co — Analyst
Yes, makes sense. Thanks a lot.

Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
Thank you, Ross.
Charles Murphy — PROS Holdings, Inc. — EVP and CFO
Thanks.
Operator
There are no further questions in queue at this time. I would now like to hand the call back over to Mr. Bert Winemiller, CEO, for any closing remarks.
Bert Winemiller — PROS Holdings, Inc. — Chairman and CEO
In closing, we are pleased with our third quarter 2010 results. Our strategic plan is focused on enhancing our people, products, and processes to capitalize on the large, long-term market opportunity that we believe exists.
PROS’ management team continues to focus on multiple initiatives to increase customer value realization through improvements in our product suite, science capabilities, and implementation processes.
Our commitment to the highest return on investment, fastest time to value, and lowest total cost of ownership has resulted in a much stronger company today. We have the expertise and resources to continue to deliver innovative, high return on investment products to a diverse set and mix of customers.
We believe the market for pricing and margin optimization software is still in the innovator early adopter stage, and there are thousands of companies that would greatly benefit from our software. We are incrementally more confident that the market for pricing optimization software is growing and will evolve from this first mover/innovator stage to mainstream and that PROS is prepared to capitalize on this opportunity.
We want to thank all of the employees of PROS for their hard work, unwavering resolve in developing and implementing our high value pricing and margin optimization software, while remaining focused on customer satisfaction. Our employees are the true strength of our company, and the reason we believe we are strongly positioned in the pricing and margin optimization software products market.
So thank you very much. We appreciate you taking your valuable time to listen to PROS and get an update on our current results. We appreciate it. Thank you. Goodbye.
Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect your lines. Good day.